UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Pursuant to
[_]  Confidential, For Use of the              SS.240.14a-11(c) or SS.240.14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials




                               CONMED CORPORATION
 -------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


________________________________________________________________________________
1)   Title of each class of securities to which transaction applies:



________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:



________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:



________________________________________________________________________________
5)   Total fee paid:



________________________________________________________________________________
     [_]  Fee paid previously with preliminary materials.

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount Previously Paid:

________________________________________________________________________________
          2)   Form, Schedule or Registration Statement No.:

________________________________________________________________________________
          3)   Filing Party:

________________________________________________________________________________
          4)   Date Filed:

________________________________________________________________________________

                               CONMED CORPORATION

                                310 Broad Street

                              Utica, New York 13501

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CONMED Corporation (the "Company") will be held at the Radisson Hotel - Utica Centre, 200 Genesee Street, Utica, New York on Tuesday, May 16, 2000, at 3:30 P.M. (New York time), for the following purposes:

     (1)    To elect six Directors to serve on the Company's Board of Directors;

     (2)    To appoint independent accountants for the Company for 2000; and


     (3) To transact such other business as may properly be brought before the meeting or any adjournment thereof.


         The shareholders of record at the close of business on March 29, 2000 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

         Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a shareholder may be revoked by that shareholder at any time prior to the voting of the proxy.

                                             By Order of the Board of Directors,


                                                              /s/ Thomas M. Acey
                                                              ------------------
                                                              Thomas M. Acey
                                                              Secretary

April 14, 2000

                               CONMED CORPORATION

                                310 Broad Street

                              Utica, New York 13501

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                  May 16, 2000

         The enclosed proxy is solicited by and on behalf of the Board of Directors of CONMED Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held on Tuesday, May 16, 2000, at 3:30 P.M. (New York time), at the Radisson Hotel - Utica Centre, 200 Genesee Street, Utica, New York, and any adjournment thereof. The matters to be considered and acted upon at such meeting are described in the foregoing notice of the meeting and this proxy statement. This proxy statement, the related form of proxy and the Company's annual report to shareholders are being mailed on or about April 14, 2000 to all shareholders of record on March 29, 2000. Shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), represented in person or by proxy will be voted as hereinafter described or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by the shareholder at any time prior to the voting of the proxy by delivering a written notice to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the meeting and voting in person.

         The persons named as proxies are Eugene R. Corasanti and Robert E. Remmell, who are presently directors and, in the case of Mr. Corasanti, an officer of the Company. The cost of preparing, assembling and mailing the proxy, this proxy statement and other material enclosed, and all clerical and other expenses of solicitations, will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of the Company and its subsidiaries may solicit proxies by telephone, telegram or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such parties and will reimburse such parties for their expenses in forwarding soliciting material.

         Votes at the 2000 Annual Meeting will be tabulated by a representative of Registrar and Transfer Company, which has been appointed by the Company's Board of Directors to serve as inspector of election.

                                  VOTING RIGHTS

         The holders of record of the 15,322,718 shares of Common Stock outstanding on March 29, 2000 will be entitled to one vote for each share held on all matters coming before the meeting. The holders of record of a majority of the outstanding shares of Common Stock present in person or by proxy will constitute a quorum for the transaction of business at the meeting. Shareholders are not entitled to cumulative voting rights. Under the rules of the Securities and Exchange Commission (the "SEC"), boxes and a designated blank space are provided on the proxy card for shareholders if they wish either to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for director. In accordance with New York State law, such abstentions are not counted in determining the votes cast at the meeting. With respect to Proposal 1, the director nominees who receive the greatest number of votes at the meeting will be elected to the Board of Directors of the Company. Votes against, and votes withheld in respect of, a candidate have no legal effect.

Proposal 2 requires the affirmative vote of the holders of a majority of the votes cast at the meeting in order to be approved by the shareholders. When properly executed, a proxy will be voted as specified by the shareholder. If no choice is specified by the shareholder, a proxy will be voted "for" all portions of items (1) and (2). Each proxy will be voted in the proxies' discretion on any other matters coming before the meeting.

         Under the rules of the New York Stock Exchange, Inc., which effectively govern the voting by any brokerage firm holding shares registered in its name or in the name of its nominee on behalf of a beneficial owner, Proposals (1) and
(2) are considered "discretionary" items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days prior to the Annual Meeting (shares held by such clients, "broker non-votes"). The broker non-votes will be treated in the same manner as votes present.

                                  ANNUAL REPORT

         The annual report for the fiscal year ended December 31, 1999, including financial statements, is being furnished herewith to shareholders of record on March 29, 2000. The annual report does not constitute a part of the proxy soliciting material and is not deemed "filed" with the SEC.

                          SECURITY OWNERSHIP OF CERTAIN

                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of March 29, 2000, by each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director and nominee director, by each of the Named Executive Officers (as defined below) and by all directors and executive officers as a group.


                                               Amount and Nature of   Percent of
     Name of Beneficial Owner*                 Beneficial Ownership     Class
William W. Abraham(1)                                180,152            1.12
Eugene R. Corasanti(2)                               635,402            3.97
Joseph J. Corasanti(3)                                67,625              (4)
Bruce F. Daniels(5)                                    9,375              (4)
William D. Matthews(6)                                13,000              (4)
Robert E. Remmell(7)                                   6,450              (4)
Stuart J. Schwartz(8)                                  3,850              (4)
John V. Scibelli(9)                                    4,000              (4)
Robert D. Shallish, Jr.(10)                           66,525              (4)
Directors and executive officers as a group (9       986,379            6.16
   persons)(1)(2)(3)(5)(6)(7)(8)(9)(10)(11)
Bristol-Myers Squibb Company(12)                   1,000,000            6.13
345 Park Avenue
New York, NY                                                           10154

                                               Amount and Nature of   Percent of
     Name of Beneficial Owner*                 Beneficial Ownership     Class
Fenimore Asset Management, Inc.(13)                1,261,693            8.23
Thomas O. Putnam
118 North Grand Street
P.O. Box 310
Cobleskill, New York  12043

-----------------------
* Unless otherwise set forth above, the address of each of the above listed shareholders is c/o CONMED Corporation, 310 Broad Street, Utica, New York 13501.
(1)      Includes 162,052 shares subject to options, exercisable within 60 days.
(2) Includes 410,502 shares subject to options, exercisable within 60 days. Also includes 42,525 shares owned beneficially by the wife of Eugene R. Corasanti. Eugene R. Corasanti disclaims beneficial ownership of these shares.
(3) Includes 40,700 shares subject to options, exercisable within 60 days. Joseph J. Corasanti is the son of Eugene R. Corasanti.
(4)      Less than 1%.
(5) Includes 6,000 shares subject to options, exercisable within 60 days. Also includes 3,375 shares owned beneficially by the wife of Bruce F. Daniels. Mr. Daniels disclaims beneficial ownership of these shares.
(6)      Includes 3,000 shares subject to options, exercisable within 60 days.
(7)      Includes 6,000 shares subject to options, exercisable within 60 days.
(8) Includes 3,000 shares subject to options, exercisable within 60 days. Also includes 850 shares owned beneficially by the wife of Stuart J. Schwartz. Dr. Schwartz disclaims beneficial ownership of these shares.
(9)      Includes 4,000 shares subject to options, exercisable within 60 days.
(10)     Includes 57,200 shares subject to options, exercisable within 60 days.
(11) Includes 692,454 shares subject to options, exercisable within 60 days, held by William W. Abraham, Eugene R. Corasanti, Joseph J. Corasanti, Bruce F. Daniels, William D. Matthews, Robert E. Remmell, Stuart J. Schwartz, John V. Scibelli, and Robert D. Shallish, Jr., directors and executive officers of the Company. Such 692,454 shares are equal to approximately 4.52% of the Common Stock outstanding. As of March 29, 2000, the Company's directors and officers as a group (9 persons) are the record owners of 247,175 shares, which is approximately 1.61% of the Common Stock outstanding.
(12) A Schedule 13D filed with the SEC by Bristol-Myers Squibb Company ("BMS") on January 9, 1998, indicates that BMS beneficially owns 1,000,000 shares of Common Stock by virtue of having sole voting and dispositive power over such shares pursuant to a warrant to purchase Common Stock, dated as of December 31, 1997, issued by the Company to BMS in connection with the acquisition of Linvatec Corporation ("Linvatec") by the Company on December 31, 1997.
(13) An Amendment to a Schedule 13G filed with the SEC by these entities on February 8, 2000 indicates that such entities beneficially own 1,261,693 shares of Common Stock by virtue of having shared voting and dispositive power over such shares through discretionary accounts owned economically by clients.

On March 29, 2000 there were 1,228 shareholders of record of the Company's Common Stock.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Pursuant to regulations promulgated by the Securities and Exchange Commission, the Company is required to identify, based solely on a review of reports filed under Section 16(a) of the Securities Exchange Act of 1934, and furnished to the Company pursuant to Rule 16a-3(c) thereunder, each person who, at any time during its fiscal year ended December 31, 1999, was a director, officer or beneficial owner of more than ten percent of the Company's Common Stock that failed to file on a timely basis any such reports. Based on such reports, the Company is not aware of any such failure to file on a timely basis any such reports by any such person that has not previously been disclosed.

                       PROPOSAL ONE: ELECTION OF DIRECTORS

         At the meeting, six directors are to be elected to serve on the Company's Board of Directors. The shares represented by proxies will be voted as specified by the shareholder. If the shareholder does not specify his choice, the shares will be voted in favor of the election of the nominees listed on the proxy card, except that in the event any nominee should not continue to be available for election, such proxies will be voted for the election of such other persons as the Board of Directors may recommend. The Company does not presently contemplate that any of the nominees will become unavailable for election for any reason. The director nominees who receive the greatest number of votes at the meeting will be elected to the Board of Directors of the Company. Votes against, and votes withheld in respect of, a candidate have no legal effect. Shareholders are not entitled to cumulative voting rights.

         The Board of Directors recommends a vote FOR this proposal.

         The Board of Directors consists of six directors. Directors hold office for terms expiring at the next annual meeting of shareholders and until their successors are duly elected and qualified. Each of the nominees proposed for election at the Annual Meeting is presently a member of the Board of Directors and has been elected by the shareholders.

         The following table sets forth certain information regarding the members of, and nominees for, the Board of Directors:

                NOMINEES FOR ELECTION AT THE 2000 ANNUAL MEETING

                                 Served As
                                 Director               Principal Occupation or
               Name       Age      Since               Position with the Company
               ----       ---     ------               -------------------------
Eugene R. Corasanti        69      1970       Chairman of the Board of Directors and Chief
                                              Executive Officer of the Company

Robert E. Remmell          69      1983       Partner of Steates Remmell Steates & Dziekan
                                              (Attorneys)
Bruce F. Daniels           65      1992       Executive, retired; former Controller of the
                                              international division of Chicago Pneumatic Tool
                                              Company
William D. Matthews        65      1997       Chairman of the Board of Directors and retired Chief
                                              Executive Officer of Oneida Ltd. and director of
                                              Oneida Financial Corporation and Coyne Textile
                                              Services
Stuart J. Schwartz         63      1998       Physician, retired
Joseph J. Corasanti        36      1994       President, and Chief Operating Officer of the Company

DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

         EUGENE R. CORASANTI (age 69) has served as Chairman of the Board of the Company since its incorporation in 1970. Mr. Corasanti is also the Company's Chief Executive Officer. Prior to that time he was an independent public accountant. Mr. Corasanti holds a B.B.A. degree in Accounting from Niagara University. Eugene R. Corasanti's son, Joseph J. Corasanti, is President and Chief Operating Officer and a Director of the Company.

         ROBERT E. REMMELL (age 69) has served as a Director since June 1983 and as an Assistant Secretary of the Company and as an officer of several of the Company's subsidiaries since June 1983. On March 1, 2000, Mr. Remmell resigned from his position as Assistant Secretary of the Company, and from the positions he had held in the Company's subsidiaries. Mr. Remmell has been a partner since January 1961 of Steates Remmell Steates & Dziekan, Utica, New York, which serves as corporate counsel to the Company. The Company made no payments to Steates Remmell Steates & Dziekan for services rendered during fiscal year 1999. Mr. Remmell holds a B.A. degree from Utica College and an L.L.B. from Syracuse University School of Law.

         BRUCE F. DANIELS (age 65) has served as a Director of the Company since August 1992. Mr. Daniels is a retired executive. From August 1974 to June 1997, Mr. Daniels held various executive positions, including a position as Controller with Chicago Pneumatic Tool Company. Mr. Daniels holds a B.S. degree in Business from Utica College.

         WILLIAM D. MATTHEWS (age 65) has served as a Director of the Company since August 1997. Since 1986 he has been the Chairman of the Board, and from 1986 to his retirement in January 1999 he was the Chief Executive Officer of Oneida Ltd. Mr. Matthews holds a B.A. degree from Union College and an L.L.B. degree from Cornell University School of Law.

         STUART J. SCHWARTZ (age 63) has served as a Director of the Company since May 1998. Dr. Schwartz is a retired physician. From 1969 to December 1997 he was engaged in private practice as an urologist. Dr. Schwartz holds a B.A. degree from Cornell University and a M.D. degree from SUNY Upstate Medical College, Syracuse.

         JOSEPH J. CORASANTI (age 36) has served as President and Chief Operating Officer of the Company since August 1999 and as a Director of the Company since May 1994. He also served as General Counsel and Vice
President-Legal Affairs of the Company from March 1993 to August 1998 and Executive Vice-President/General Manager of the Company from August 1998 to August 1999. Prior to that time he was an Associate Attorney with the law firm of Morgan, Wenzel & McNicholas, Los Angeles, California from 1990 to March 1993. Mr. Corasanti holds a B.A. degree in Political Science from Hobart College and a J.D. degree from Whittier College School of Law. Joseph J. Corasanti is the son of Eugene R. Corasanti, Chairman and Chief Executive Officer of the Company.

         WILLLAM W. ABRAHAM (age 68) joined the Company in May 1977 as General Manager. He has served as the Company's Vice President-Manufacturing and Engineering since June 1983. In November of 1989 he was named Executive Vice President and in March 1993, he was named Senior Vice President of the Company. Mr. Abraham holds a B.S. degree in Industrial Management from Utica College.

         ROBERT D. SHALLISH, JR. (age 51) joined the Company as Chief Financial Officer and Vice President-Finance in December 1989 and has also served as an Assistant Secretary since March 1995. Prior to this he was employed as Controller of Genigraphics Corporation in Syracuse, New York since 1984. He was employed by Price Waterhouse LLP as a certified public accountant and senior manager from 1972 through 1984. Mr. Shallish graduated with a B.A. degree in Economics from Hamilton College and holds a Master's degree in Accounting from Syracuse University.

         JOHN V. SCIBELLI (age 52) joined the Company as President of Aspen Laboratories, Inc., a wholly owned subsidiary of the Company, in August 1998. In January 2000, Mr. Scibelli also became responsible for the overall sales of the Company's electrosurgery products. Prior to his employment with the Company, Mr. Scibelli was employed by Valleylab Inc. Division of Pfizer for twelve years where he served in a number of senior management capacities, most recently as President. Mr. Scibelli holds a B.S. degree from Long Island University and a Ph.D. degree in Chemistry from the University of Michigan.

         THOMAS M. ACEY (age 53) has been employed by the Company since August 1980 and has served as the Company's Treasurer since August 1988 and as the Company's Secretary since January 1993. Mr. Acey holds a B.S. degree in Public Accounting from Utica College and prior to joining the Company was employed by the certified public accounting firm of Tartaglia & Benzo in Utica, New York.

         LUKE A. POMILIO (age 35) joined the Company as Controller in September 1995. In addition, in September 1999, Mr. Pomilio became a Vice President with responsibility for certain of the Company's manufacturing and research and development activities. Prior to his employment with the Company, Mr. Pomilio served for two years as Controller of Rome Cable Corporation, a wire and cable manufacturer. He was also employed as a certified public accountant for seven years with Price Waterhouse LLP where he served most recently as an audit manager. Mr. Pomilio graduated with a B.S. degree in Accounting and Law from Clarkson University.

         DANIEL S. JONAS (age 36) joined the Company as General Counsel in August 1998 and in addition became the Vice President-Legal Affairs in March 1999. In September 1999, Mr. Jonas assumed responsibility of certain of the Company's regulatory affairs and quality assurance activities. Prior to his employment with the Company he was a partner with the law firm of Harter, Secrest & Emery, LLP in Syracuse from January 1998 to August 1998, having joined the firm as an Associate Attorney in 1995. Prior to that he was an Associate Attorney at Miller, Alfano & Raspanti, P.C. in Philadelphia from 1992 to 1995 as well as an adjunct professor of law at the University of Pennsylvania Law School from 1991 to 1995. Mr. Jonas holds an A.B. degree from Brown University and a J.D. from the University of Pennsylvania Law School.

         FRANK R. WILLIAMS (age 51) joined the Company in 1974 as Sales Manager and Director of Marketing and became Vice President-Marketing and Sales in June 1983. In September 1989, he became Vice President-Business Development, in November 1995, he became Vice President-Technology Assessment and in January 2000, he also became Vice President-Research and Development and Marketing for Minimally Invasive Surgical Products. Mr. Williams graduated with a B.A. degree from Hartwick College in 1970 as a biology major and did his graduate study in Human Anatomy at the University of Rochester College of Medicine.

         JOHN J. STOTTS (age 43) joined the Company as Vice President-Marketing and Sales for Patient Care in July 1993 and became Vice President-Marketing in December 1996. In January 2000, Mr. Stotts became Vice President - Marketing and Sales for Patient Care Products. Prior to his employment with the Company, Mr. Stotts served as Director of Marketing and Sales for Medtronic Andover Medical, Inc. Mr. Stotts holds a B.A. degree in Business Administration from Ohio University.

         The Company's Directors are elected at each annual meeting of shareholders and serve until the next annual meeting and until their successors are duly elected and qualified. Eugene R. Corasanti's employment is subject to an employment agreement which expires December 31, 2001. The Company's other officers are appointed by the Board of Directors and, except as set forth in the following section, hold office at the will of the Board of Directors.

COMPENSATORY ARRANGEMENTS AND RELATED TRANSACTIONS

         The Company has outstanding agreements with certain executive employees of the Company selected by the Board of Directors, which agreements provide that the individuals will not, in the event of the commencement of steps to effect a Change of Control (defined generally as an acquisition of 20% or more of the outstanding voting shares or a change in a majority of the Board of Director), voluntarily leave the employ of the Company until a third person has terminated his or her efforts to effect a Change of Control or until a Change of Control has occurred.

         In the event of a termination of the individual's employment within two
(2) years and six (6) months of a Change of Control, the executive is entitled to three years' compensation, including bonus, retirement benefits equal to the benefits he would have received had he completed three additional years of employment, continuation of all life, accident, health, savings, or other fringe benefits for three years, as well as any excise or other tax that may become due as a result of such Change of Control.

         The Board of Directors of the Company may terminate any such agreement upon three years prior written notice. The Board of Directors may also, at any time, terminate an agreement with respect to any executive employee who is affiliated with any group seeking or accomplishing a Change of Control. Messrs.
E. Corasanti, J. Corasanti, W. Abraham, J. Scibelli and R. Shallish are each a party to such an agreement, as are certain other officers of the Company and/or its subsidiaries.


MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

         The Company's Board of Directors has three standing committees: the Audit Committee, the Stock Option Committee and the Compensation Committee. The Company has no nominating committee.

         The Audit Committee presently consists of Messrs. Daniels, Matthews and Remmell. The Audit Committee is charged with evaluating accounting and control procedures and practices of the Company and reporting on such to the Board of Directors. The Audit Committee also serves as the direct liaison with the Company's independent public accountants and recommends the engagement or discharge of such auditors. The Audit Committee met three times during 1999.

         The Stock Option Committee presently consists of Messrs. Daniels and Remmell and Dr. Schwartz. The Stock Option Committee administers the Company's employee stock option plans and has authority to grant options to officers and key employees, as designated by the Stock Option Committee, and to determine the terms of such options in accordance with such plan. The Stock Option Committee acted by unanimous written consent on resolutions six times during 1999.

         The Compensation Committee presently consists of Messrs. Daniels, Matthews and Remmell. The Compensation Committee is charged with reviewing and establishing levels of salary, bonuses, benefits and other compensation for the Company's officers. The Compensation Committee met three times during 1999, and voted by unanimous consent once during 1999.

         The full Board of Directors met six times (five times in person and once by telephone) and voted by unanimous consent on resolutions twice during 1999. Each incumbent director attended or acted upon at least 75% of the total 1999 board meetings or unanimous consents and committee meetings or unanimous consents held or acted upon during periods that he was a member of the Board or such committees.

         Each Director was paid $1,000 for each of the six meetings of the full Board of Directors personally attended and Messrs. Daniels, Matthews and Remmell and Dr. Schwartz, as non-employee directors, were paid $2,500 for each of the four fiscal quarters of service on the Board of Directors. In addition, under the Company's Stock Option Plan for Non-Employee Directors, each non-employee director (Messrs. Daniels and Remmell in 1996 and 1997, Messrs. Daniels, Matthews and Remmell and Dr. Schwartz in 1998 and 1999 and, if elected, Messrs. Daniels, Matthews and Remmell and Dr. Schwartz in 2000) elected, reelected or continuing as a director, receives 1,500 options with an option price equal to the fair market value of the Company's Common Stock on the business day following each annual meeting of the shareholders.

COMPENSATION OF EXECUTIVE OFFICERS

         The following information relates to all plan and non-plan compensation awarded to, earned by, or paid to (i) Eugene R. Corasanti, the Chairman of the Board of Directors, President and Chief Executive Officer of the Company (the "CEO"), (ii) Joseph J. Corasanti, William W. Abraham, Robert D. Shallish, Jr., Joseph B. Gross and John V. Scibelli, the Company's most highly compensated executive officers, other than the CEO, who were serving as executive officers of the Company at December 31, 1999 (the CEO and such officers, the "Named Executive Officers").

         The following information does not reflect any compensation awarded to or earned by the Named Executive Officers subsequent to December 31, 1999, except as may otherwise be indicated. Any compensation awarded to or earned by the Named Executive Officers during 2000 will be reported in the proxy statement for the Company's 2001 Annual Meeting of Shareholders, unless such compensation has been previously reported.

Summary Compensation Table

         The following table sets forth for the Named Executive Officers for each of the last three fiscal years: (i) the name and principal position of the executive officer (column (a)); (ii) the year covered (column (b)); (iii) annual compensation (columns (c), (d) and (e)), including: (A) base salary earned during the year covered (column (c)); (B) bonus earned during the year covered (column (d)); and (C) other annual compensation not properly categorized as salary or bonus (column (e)); and (iv) long-term compensation, including the sum of the number of stock options granted (column (f)).

                           Summary Compensation Table

                                                                                                     Long-Term
                                                                                                    Compensation

                                                             Annual Compensation                        Awards
                                                  ---------------------------------------------         ------
                (a)                   (b)          (c)            (d)               (e)                   (f)
                                     Fiscal       Salary                        Other Annual            Options
    Name and Principal Position       Year          ($)         Bonus ($)(1)   Compensation ($)           (#)
    ---------------------------       ----          ---         ------------   ----------------           ---
Eugene R. Corasanti,                  1999        322,854         65,000          245,900(2)              50,000
  Chief Executive Officer and         1998        300,000         45,000          225,000(2)              55,000
  Chairman of the Board               1997        300,000         -               202,000(2)               1,500
Joseph J. Corasanti,                  1999        170,134         40,000          -                       60,000
   President and Chief Operating      1998        133,195         21,843          -                       30,000
   Officer                            1997        118,995         10,000          -                       22,500
William W. Abraham,                   1999        178,907         34,840          -                       10,000
   Senior Vice President              1998        176,557         25,350          -                        5,000
                                      1997        161,007         10,000          -                       20,000
Joseph B. Gross,                      1999        194,658         34,440          -                       50,000
   Vice President-                    1998        164,900         24,180          -                       35,000
   Operations and President of        1997        144,957         25,000          -                       31,000
   Linvatec(3)

Robert D. Shallish, Jr.,              1999        161,327         31,574          -                       10,000
   Chief Financial Officer            1998        158,662         22,893          -                        5,000
   and Vice President-Finance         1997        144,957         25,000          -                       20,000

John V. Scibelli,                     1999        165,123         31,044          -                       20,000
   President of Aspen Laboratories,   1998         62,373          7,500          -                       20,000
   Inc.(4)                            1997            n/a           n/a           -                          n/a

------------------

(1) Includes cash bonuses in year earned even if paid after the fiscal year-end.
(2) Amounts represent deferred compensation and accrued interest for Mr. Corasanti. See the discussion of Mr. Corasanti's employment agreement, below.
(3)      Mr. Gross resigned effective January 7, 2000.
(4)      Mr.  Scibelli's  employment  with the Company  commenced  on August 31,
         1998.

         Eugene R. Corasanti has a five-year employment agreement (the "Employment Agreement") with the Company, extending through December 31, 2001. The Employment Agreement provides for Mr. Corasanti to serve as chief executive officer of the Company for five years at an annual salary, not less than $300,000, as determined by the Board of Directors. Mr. Corasanti also receives deferred compensation of $100,000 per year with interest at 10% per annum, payable in 120 equal monthly installments upon his retirement or to his beneficiaries at death, and is entitled to participate in the Company's employee stock option plan and pension and other employee benefit plans and such bonus or other compensatory arrangements as may be determined by the Board of Directors. In the event that the Board of Directors should fail to re-elect Mr. Corasanti as chief executive officer or should terminate his employment for reasons other than just cause, Mr. Corasanti will become entitled to receive the greater of three years' base annual salary or the balance of his base annual salary plus the average of the bonuses, deferred compensation and incentive compensation awarded to Mr. Corasanti during the three years prior to such termination for the five-term employment term, and shall continue to receive other employment benefits, for the greater of three years or the balance of the Employment Agreement's five-year term. In the event of Mr. Corasanti's death or disability, Mr. Corasanti or his estate or beneficiaries will be entitled to receive 100% of his base annual salary and other employment benefits (other than deferred compensation) for the balance of the Employment Agreement's term. If, during the term of Mr. Corasanti's employment under the Employment Agreement and within two years after a Change in Control, his employment with the Company is terminated by the Company, other than for Cause or by him for Good Reason (as such capitalized terms are defined in the Employment Agreement), Mr. Corasanti will be entitled to receive (a) a lump sum payment equal to three times the sum of
(i) his base salary on the date of such termination or his base salary in effect immediately prior to the Change in Control, whichever is higher, plus (ii) the average of the bonuses, deferred compensation and incentive compensation awarded to Mr. Corasanti during the three years prior to such termination; (b) continued coverage under the benefit plans in which he participates for a period of two years from the date of such early termination; (c) a lump sum payment equal to the aggregate amount credited to his deferred compensation account; and (d) awards for the calendar year of such termination under incentive plans maintained by the Company as though any performance or objective criteria used in determining such awards were satisfied. The Board of Directors has determined that Mr. Corasanti's base salary will be $325,000 for 2000.

         The Company is paying the premiums on three split-dollar life insurance policies for Eugene R. Corasanti as described under "Board of Directors Interlocks and Insider Participation; Certain Relationships and Related
Transactions." In 1999, premiums on these policies paid by the Company aggregated approximately $52,000.

STOCK OPTION PLANS

1999 Long-Term Incentive Stock Plan

         In May 1999, the shareholders approved the CONMED Corporation 1999 Long-Term Incentive Plan (the "1999 Plan"). Under the 1999 Plan, in the discretion of the Stock Option Committee of the Board of Directors (the "Committee"), options, performance shares and restricted stock may be granted to employees and/or consultants of the Company and its subsidiaries. The Committee presently consists of Messrs. Daniels and Remmell and Dr. Schwartz.

         Options may be granted which are (i) incentive stock options within the meaning of Internal Revenue Code Section 422, (ii) options other than incentive stock options (i.e., non-qualified options), (iii) performance shares, and (iv) restricted stock (collectively, the "awards"). A total of 1,000,000 shares of Common Stock (subject to adjustment for stock splits and other changes in the Company's capital structure) are reserved against the issuance of awards to be granted under the 1999 Plan. Shares reserved under an award which for any reason expires or is terminated, in whole or in part, shall again be available for the purposes of the 1999 Plan. Options relating to 118,000 shares of Common Stock have been granted and not terminated under the 1999 Plan. At this time, none of the options are exercisable. Options relating to 882,000 shares of Common Stock remain available to be granted.

The 1992 Plan

         In April 1992, the shareholders approved the CONMED Corporation 1992 Stock Option Plan (as amended and approved by the shareholders on May 21, 1996, the "1992 Plan"). Under the 1992 Plan, in the discretion of the Stock Option Committee of the Board of Directors (the "Committee"), options may be granted to officers and key employees of the Company and its subsidiaries for the purchase of shares of Common Stock. The Committee presently consists of Messrs. Daniels and Remmell and Dr. Schwartz.

         Options may be granted which are (i) incentive stock options within the meaning of Internal Revenue Code Section 422 or (ii) options other than incentive stock options (i.e., non-qualified options). A total of 2,000,000 shares of Common Stock (subject to adjustment for stock splits and other changes in the Company's capital structure) are reserved against the exercise of options to be granted under the 1992 Plan. Shares reserved under an option which for any reason expires or is terminated, in whole or in part, shall again be available for the purposes of the 1992 Plan. Options relating to 1,896,289 shares of Common Stock have been granted and not terminated under the 1992 Plan, of which options relating to 845,317 shares of Common Stock are still exercisable.
Options relating to 103,711 shares of Common Stock remain available to be granted.

The 1983 Plan

         In June 1983, the shareholders of the Company approved an employee stock option plan (the "1983 Plan"), which was subsequently amended and approved by the shareholders on June 30, 1987 and April 10, 1992. Options may be granted which are (i) incentive stock options within the meaning of Internal Revenue Code Section 422 or (ii) options other than incentive stock options (i.e., non-qualified options). Pursuant to the 1983 Plan, officers and key employees of the Company were eligible for grants of stock options at the fair market value of the Company's Common Stock on the date of grant, exercisable commencing one year after grant. The 1983 Plan is administered by the Committee.

         No additional options may be granted under the 1983 Plan. Options relating to 1,005,753 shares of Common Stock were granted under the 1983 Plan, of which options for 76,714 shares of Common Stock are still exercisable.

Stock Option Plan for Non-Employee Directors

         In May 1995, the shareholders of the Company approved the Stock Option Plan For Non-Employee Directors of CONMED Corporation (the "Non-Employee Directors Plan"). All members of the Company's Board of Directors who are not current or former employees of the Company or any of its subsidiaries ("Non-Employee Directors") are eligible to participate in the Non-Employee Directors Plan. Under the Non-Employee Directors Plan, each Non-Employee Director (Cone, Daniels and Remmell in 1996 and 1997, Messrs. Daniels, Matthews and Remmell and Dr. Schwartz in 1998 and 1999 and if elected, Messrs. Daniels, Matthews and Remmell and Dr. Schwartz in 2000) elected, reelected or continuing as a director receives 1,500 options (which are non-qualified stock options under the Internal Revenue Code of 1986) with an option price equal to the fair market value of the Company's Common Stock on the business day following each annual meeting of the shareholders.

         A total of 75,000 shares of Common Stock (subject to adjustment for stock splits and other changes in the Company's capital structure) are reserved against the exercise of options to be granted and not terminated under the Non-Employee Directors Plan, of which options for 22,500 shares of Common Stock have been granted and options for 12,000 shares are still exercisable. Options relating to 52,500 shares of Common Stock remain available to be granted. Shares issuable under the Non-Employee Directors Plan may be authorized but unissued shares or treasury shares. Shares reserved under an option which for any reason expires or is terminated, in whole or in part, shall again be available for the purposes of the Non-Employee Directors Plan.

Option Grants Table

         The following table sets forth, with respect to grants of stock options made during 1999 to each of the Named Executive Officers: (i) the name of the executive officer (column (a)); (ii) the number of securities underlying options granted (column (b)); (iii) the percent the grant represents of the total options granted to all employees during 1999; (iv) the per share exercise price of the options granted (column (d)); (v) the expiration date of the options (column (e)); and (vi) the potential realizable value of each grant, assuming the market price of the Common Stock appreciates in value from the date of grant to the end of the option term at a rate of (A) 5% per annum (column (f)) and (B) 10% per annum (column (g)).

                              Option Grants in 1999

                                                                                                 Potential Realizable Value at
                                                                                                 Assumed Annual Rates of Stock
                                                                                                    Price Appreciation for
                                      Individual Grants                                                   Option Term
             ---------------------------------------------------------------------------------------------------------------------
             (a)                    (b)               (c)              (d)               (e)             (f)               (g)

                                 Number of
                                 Securities
                                 Underlying       % of Total
                                  Options        Options Granted     Exercise or
                                  Granted        to Employees in    Base Price       Expiration
            Name                    (#)               1999            ($/Sh)            Date           5%($)              10% ($)
------------------------         ----------      ---------------    -------------       ----          ------           -------------
Eugene R. Corasanti                50,000            11.30%            $29.75        4/27/2009        $935,481           $2,370,692
William W. Abraham                 10,000            2.26%             $29.75        4/27/2009        $187,096             $474,138
Joseph B. Gross1                   25,000            5.65%           $27.8125        1/7/2000              $01                  $01
                               --------------
                                                     5.65%             $29.75        1/7/2000              $01                  $01
                                   25,000
Robert D. Shallish, Jr.            10,000            2.26%             $29.75        4/27/2009        $187,096             $474,138
Joseph J. Corasanti                50,000            11.30%          $27.8125        8/24/2009        $874,557           $2,216,298

                                   10,000            2.26%             $29.75        4/27/2009        $187,096             $474,138

John V. Scibelli                   10,000            2.26%           $27.8125        8/24/2009        $174,911             $443,260

                                   10,000            2.26%             $29.75        4/27/2009         187,096             $474,138

-------------------------
(1) These options were unvested when Mr. Gross resigned effective January 7, 2000.

Aggregated Option Exercises and Year-End Option Value Table

         The following table sets forth, with respect to each exercise of stock options during 1999 by each of the Named Executive Officers and the year-end value of unexercised options on an aggregated basis: (i) the name of the executive officer (column (a)); (ii) the number of shares received upon exercise, or, if no shares were received, the number of securities with respect to which the options were exercised (column (b)); (iii) the aggregate dollar value realized upon exercise (column (c)); (iv) the total number of securities underlying unexercised options held at December 31, 1999, separately identifying the exercisable and unexercisable options (column (d)); and (v) the aggregate dollar value of in-the-money, unexercised options held at December 31, 1999, separately identifying the exercisable and unexercisable options (column (e)). The Company's stock option plans do not provide for stock appreciation rights.

                     Aggregated Option Exercises in 1999 and
                         December 31, 1999 Option Values

         (a)                  (b)            (c)                     (d)                              (e)
                                                        Name of Securities Underlying    Value of Unexercised In-the-Money
                                                           Unexercised Options at                  Options at
                                                                12/31/99   (#)                   12/31/99 ($)(1)
                            Shares
                          Acquired on       Value
        Name              Exercise (#)    Realized ($)    Exercisable    Unexercisable     Exercisable     Unexercisable
----------------------   ------------    ------------     -----------    -------------     -----------     -------------
 Eugene R. Corasanti         0              $0              360,502         50,000          $3,972,438       $0
 William W. Abraham          0              $0              150,551         11,501          $1,997,990       $20,202
 Joseph B. Gross             23,100         $241,791        9,000           100,900         $3,000           $139,399
 Robert D. Shallish, Jr.     3,000          $89,375         62,900          30,300          $688,278         $50,187
 Joseph J. Corasanti         0              $0              31,700          104,800         $122,687         $207,843
 John V. Scibelli            0              $0              4,000           36,000          $22,250          $89,000

-----------------------------------------------------------------------------------------------------------------------

(1) Assumes $25.875 per share fair market value on December 31, 1999.

PENSION PLANS

         The Company maintains a broadly based defined benefit pension plan (the "Pension Plan") for all employees. The Pension Plan entitles a participant to a normal monthly retirement benefit equal to 1 1/2% of the participant's average monthly earnings over the period of employment times years of service. Eugene R. Corasanti's deferred compensation is not included in the calculation of his retirement benefits. Benefits are fully vested after five years of service, starting from date of hire. Upon reaching normal retirement age, generally age 65 with five years of credited service, participants are entitled to receive vested benefits under the Pension Plan either in the form of a lump sum payment or a monthly retirement benefit.

         The Pension Plan represents a "fresh start" as of January 1, 1989, replacing the three pension plans formerly in place. The three former plans have been merged into the Pension Plan, which is the former broadly based plan with the benefit formula increased from 1/2% of pay to 1 1/2% of pay. Benefits accrued by participants under the former plans became fully vested as of December 31, 1988 and are paid, when due, from this "fresh start" Pension Plan. Benefits accrued under the former plans are payable from the Pension Plan in addition to the benefits to be received under the Pension Plan. During 1996, Mr. William W. Abraham reached normal retirement age under the Pension Plan and elected to receive a lump sum payment of the actuarial equivalent value of his accrued benefits, as of October 31, 1996.

         As of December 31, 1999, Messrs. E. Corasanti, Abraham, Shallish, Scibelli and J. Corasanti had four, three, ten, one and seven years of credited service, respectively. The first table presents information concerning the annual pension payable under the Pension Plan based upon various assumed levels of annual compensation and years of service.

         As of December 31, 1997, the Company acquired Linvatec from BMS. In connection with the acquisition, the Company established a defined Benefit Retirement Plan (the "Linvatec Plan") effective January 1, 1998 which provides the same level of benefits to the Linvatec employees as the BMS plan provided prior to the acquisition. Assets equal to the present value of the accrued benefits of the Linvatec employees were transferred from the BMS plan to the new Linvatec Plan once those figures became available. Participants therefore continue under the new plan as if nothing had changed.

         The Linvatec Plan provides coverage to all employees of the Linvatec group who have attained the age of 18. The Linvatec Plan provides for benefits payable to eligible participants in an amount equal to approximately 2% of five year average earnings less 1/70 of the estimated primary insurance amount multiplied by the years of service rendered not to exceed 40 years. Benefits are fully vested after the participant completes 5 years of service. Upon reaching normal retirement age, generally age 65, participants are entitled to receive vested benefits under the Linvatec Plan in the form of an annuity payable for life, or in some other actuarial equivalent option.

         As of December 31, 1999, Mr. Gross had twelve years of credited service. The second table presents information concerning the annual pension payable under the Linvatec Plan based upon various assumed levels of annual compensation and years of service.

                               CONMED Pension Plan

                                                          Years of Service
                           ------------------------------------------------------------------------------
          Average
            Pay                 15               20                25              30             35
         ------------      ------------------------------------------------------------------------------
          $125,000           $28,125          $37,500           $46,875         $56,250        $65,625
          $150,000            33,750           45,000            56,250          67,500         78,750
          $175,000(1)         36,000           48,000            60,000          72,000         84,000
          $200,000(1)         36,000           48,000            60,000          72,000         84,000
          $225,000(1)         36,000           48,000            60,000          72,000         84,000
          $250,000(1)         36,000           48,000            60,000          72,000         84,000
          $300,000(1)         36,000           48,000            60,000          72,000         84,000
          $400,000(1)         36,000           48,000            60,000          72,000         84,000
          $450,000(1)         36,000           48,000            60,000          72,000         84,000
          $500,000(1)         36,000           48,000            60,000          72,000         84,000
---------------------------------------------------------------------------------------------------------

                              Linvatec Pension Plan
                                                            Years of Service
                           -------------------------------------------------------------------------------------
      Average
        Pay                   15                 20                 25                 30                 35
     --------------        -------------------------------------------------------------------------------------
      $125,000             $33,924            $45,232            $56,540             $67,848           $79,156
      $150,000              41,424             55,232             69,040              82,848            96,656
      $175,000(1)           44,424             59,232             74,040              88,848           103,656
      $200,000(1)           44,424             59,232             74,040              88,848           103,656
      $225,000(1)           44,424             59,232             74,040              88,848           103,656
      $250,000(1)           44,424             59,232             74,040              88,848           103,656
      $300,000(1)           44,424             59,232             74,040              88,848           103,656
      $400,000(1)           44,424             59,232             74,040              88,848           103,656
      $450,000(1)           44,424             59,232             74,040              88,848           103,656
      $500,000(1)           44,424             59,232             74,040              88,848           103,656
----------------------------------------------------------------------------------------------------------------

-------------------------
(1) 1999 statutory limits are $130,000 for straight life annuity benefit payable at age 65 and $160,000 annual compensation taken into account in determining average pay.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Company's Board of Directors, pursuant to the terms of the Employment Agreement, establishes the annual salary of Eugene R. Corasanti. The Compensation Committee establishes the compensation plans and specific compensation levels for the Company's other officers. The Stock Option Committee administers the Company's stock option plans. The Compensation Committee is presently composed of Bruce F. Daniels, William D. Matthews and Robert E. Remmell. The Stock Option Committee is presently composed of Bruce F. Daniels, Robert E. Remmell and Stuart J. Schwartz.

         The Board of Directors believes that the compensation of Eugene R. Corasanti, the Company's Chairman and Chief Executive Officer ("CEO"), should be heavily influenced by company performance, long-term growth and strategic positioning. Therefore, although there is necessarily some subjectivity in setting the CEO's salary, major elements of the compensation package are directly tied to company performance, long-term growth and strategic positioning. This philosophy is reflected in Mr. Corasanti's current five-year employment contract, which provides for a base annual salary of $300,000 and permits the Board of Directors to determine a higher salary in its discretion.

         The Board of Directors believes that the compensation of Joseph J. Corasanti, the President and Chief Operating Officer ("COO"), should also be heavily influenced by company performance, long-term growth and strategic positioning. This philosophy is reflected in the Board's intention to execute in the near future an employment contract for the COO which is generally similar to the contract provided to the CEO, and which provides for a base annual salary of $200,000 and permits the Board of Directors to determine a higher salary in its discretion.

         In 1993, while the Company consummated the $21.8 million acquisition of certain assets and the business of Medtronic Andover Medical, Inc. from Medtronic Inc., the Company incurred a net loss of $1.4 million, primarily as a result of a $5.0 million charge relating to patent infringement litigation. In 1994, the Company returned to profitability, recording net income of $5.4 million, or $0.56 per diluted share. In 1995, the Company acquired Birtcher Medical Systems, Inc. (in a $21.2 million stock-for-stock exchange) and the business and substantially all of the assets of The Master Medical Corporation (in a $10.0 million purchase transaction) and recorded net income of $10.9 million, or $0.94 per diluted share. In 1996, the Company acquired the business and substantially all of the assets of New Dimensions In Medicine, Inc. in a $34.9 million purchase transaction and continued to increase the level of net income to $16.3 million, or $1.12 per diluted share.

         In the light of the foregoing matters, on November 4, 1996, the Board of Directors approved Mr. Corasanti's current employment agreement, for employment from January 1, 1997 through December 31, 2001. In November 1999, the Board approved amending this agreement so as to provide Mr. Corasanti with the terms of a Change of Control Agreement as outlined above.

         In 1997, the Company continued to integrate its completed acquisitions, recording then record revenues of $138.2 million. The Company also completed two additional acquisitions to nearly triple the Company's size -- the acquisition of a surgical suction instrument and tubing product line from the Davol subsidiary of C.R. Bard, Inc. for a cash purchase price of $24 million and the acquisition of Linvatec and certain related assets from BMS for a cash purchase price of $370 million (plus the assumption of net liabilities totaling approximately $16.6 million) and the issuance of a warrant to purchase one million shares of the Company's Common Stock at a warrant exercise price of $34.23. For 1997, excluding unusual charges related to the acquisition of Linvatec and the closure of the Company's Dayton, Ohio manufacturing facility, the Company had net income of $17 million, or $1.12 per diluted share.

         In 1998, the Company continued to integrate its completed acquisitions, again recording record revenues of $336.4 million. The Company, through its wholly-owned subsidiary Linvatec, acquired an arthroscopic fluid control product line from Minnesota Mining and Manufacturing Company for a cash purchase price of $17.5 million. For 1998, excluding a one-time charge in connection with the refinancing of the Company's credit facility, the Company had net income of $19.4 million, or $1.26 per diluted share. The Company's stock price has increased from $7.22 on December 31, 1992 to $33 on December 31, 1998. In light of these factors, the Board of Directors awarded Mr. Corasanti 1999 base salary compensation of $312,277.

         In 1999, the Company continued to integrate its completed acquisitions, again recording record revenues of $372.6 million. The Company, through its wholly-owned subsidiary Linvatec, acquired a powered surgical instrument product line from Minnesota Mining and Manufacturing Company for a cash purchase price of $39.0 million, before certain adjustments. For 1999, excluding certain one-time charges, the Company had net income of $27.4 million, or $1.77 per diluted share. In light of these factors, the Board of Directors awarded Mr. Corasanti 2000 base salary compensation of $325,000.

         The Compensation Committee has adopted similar policies with respect to compensation of the other executive officers of the Company. The Company's performance, long-term growth and strategic positioning and the individual's past performance and future potential are considered in establishing the base salaries of executive officers. The policy regarding other elements of the compensation package for executive officers is similar to the CEO's in that the package is tied to achievement of performance targets. As discussed below, in 1999, the Company granted each of the Company's executive officers, including Eugene R. Corasanti, stock options.

         Stock options are granted to the Company's executive officers, including Eugene R. Corasanti, primarily based on the executive's ability to influence the Company's long-term growth and profitability. The number of options granted is determined by using the same subjective criteria. All options are granted at the current market price. Since the value of an option bears a direct relationship to the Company's stock price it is an effective incentive for managers to create value for shareholders. The Committee therefore views stock options as an important component of its long-term, performance-based compensation philosophy. The Committee granted 50,000 stock options to Eugene R. Corasanti in 1999. In 1999, the Committee granted 150,000 options to other executive officers.

         The Board of Directors has not yet adopted a policy with respect to qualification of executive compensation in excess of $1 million per individual for deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. The Board of Directors does not anticipate that the compensation of any executive officer during 2000 will exceed the limits for deductibility. In determining a policy for future periods, the Board of Directors would expect to consider all relevant factors, including the Company's tax position and the materiality of the amounts likely to be involved.

Board of Directors              Compensation Committee    Stock Option Committee
------------------              ----------------------    ----------------------
Eugene R. Corasanti, Chairman   Bruce F. Daniels          Bruce F. Daniels
Joseph J. Corasanti             William D. Matthews       Robert E. Remmell
Bruce F. Daniels                Robert E. Remmell         Stuart J. Schwartz
William D. Matthews
Robert E. Remmell
Stuart J. Schwartz


BOARD OF DIRECTORS INTERLOCKS AND INSIDER PARTICIPATION;
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company's Board of Directors, which is presently composed of Eugene
R. Corasanti, Joseph J. Corasanti, Bruce F. Daniels, William D. Matthews, Robert
E. Remmell and Stuart J. Schwartz, establishes the compensation plans and specific compensation levels for Eugene R. Corasanti directly (with Mr. Corasanti abstaining) and for other executive officers through the Compensation Committee, and administers the Company's stock option plans through the Stock Option Committee. As disclosed above, Eugene R. Corasanti, the Chairman of the Board of Directors, is the Chief Executive Officer of the Company and also serves as an officer of the Company's subsidiaries. Joseph J. Corasanti, a director of the Company, is the President and Chief Operating Officer of the Company, also serves as an officer of several of the Company's subsidiaries and is the son of Eugene R. Corasanti. Robert E. Remmell had served as the Assistant Secretary of the Company, and as an officer of several of the Company's subsidiaries, until March 1, 2000, when he resigned from those positions.

         The Company pays all premiums on three split-dollar life insurance policies totaling $3,175,000 for the benefit of Eugene R. Corasanti. Premiums paid or accrued by the Company in the fiscal year ended December 31, 1999 were approximately $52,000. Of such premiums, an aggregate of approximately $1,800 has been reflected as compensation to Mr. Corasanti. The remaining amount of $50,200 is being treated by the Company as a loan to Mr. Corasanti. At December 31, 1999, the aggregate amount due the Company from Mr. Corasanti related to these split-dollar life insurance policies is $543,800. This amount (and subsequent loans for future premiums) will be repaid to the Company on Mr. Corasanti's death and the balance of the policy will be paid to Mr. Corasanti's estate or beneficiaries.

         Robert E. Remmell, who serves as a director of the Company, and served as Assistant Secretary and an officer of several of the Company's subsidiaries until March 1, 2000 when he resigned from such positions, is a partner of

Steates Remmell Steates & Dziekan, the Company's corporate counsel. The Company has not made any payments to Steates Remmell Steates & Dziekan in 1999.

         The Company has entered into directors and officers insurance policies with National Union Fire Insurance Company of Pittsburgh, PA covering the period from January 31, 2000 through January 31, 2001 at a total cost of $149,000, which covers directors and officers of the Company and its subsidiaries.

PERFORMANCE GRAPH

         The graph below compares the yearly percentage change in the Company's Common Stock with the cumulative total return of the Center for Research for Stock Performance ("CRSP") Total Return Index for the NASDAQ Stock Market and the cumulative total return of the Standard & Poor's Medical Products and Supplies Industry Group Index. In each case, the cumulative total return assumes reinvestment of dividends into the same class of equity securities at the frequency with which dividends are paid on such securities during the applicable fiscal year.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                            AMONG CONMED CORPORATION,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
          AND THE S & P HEALTH CARE (MEDICAL PRODUCTS & SUPPLIES) INDEX



                                [GRAPHIC-OMITTED]


                  PROPOSAL TWO: INDEPENDENT PUBLIC ACCOUNTANTS

         The independent accountants for the Company have been PricewaterhouseCoopers LLP since 1982. The Audit Committee recommended to the Board of Directors that PricewaterhouseCoopers LLP be nominated as independent accountants for 2000, and the Board has approved the recommendation.

         Unless otherwise specified, shares represented by proxies will be voted for the appointment of PricewaterhouseCoopers LLP as independent accountants for 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting. Such representatives will have the opportunity to make a state-ment if they desire to do so and are expected to be available to respond to appropriate questions.

         The affirmative vote of the holders of a majority of votes cast at the meeting is necessary for the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for 2000.

         The Board of Directors recommends a vote FOR this proposal


                                 OTHER BUSINESS

         Management knows of no other business which will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.

                  SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

         Any shareholder desiring to present a proposal to the shareholders at the 2001 Annual Meeting, which currently is expected to be scheduled on or about May 15, 2001, and who desires that such proposal be included in the Company's proxy statement and proxy card relating to that meeting, must transmit such to the Company so that it is received by the Company at its principal executive offices on or before December 19, 2000. All such proposals should be in compliance with applicable SEC regulations. In addition, shareholders wishing to propose matters for consideration at the 2001 Annual Meeting or to propose nominees for election as directors at the 2001 Annual Meeting must follow specified advance notice procedures contained in the Company's By-laws, a copy of which is available on request to the Secretary of the Company, c/o CONMED Corporation, 310 Broad Street, Utica, New York 13501 (Telephone (315) 797-8375). As of the date of this proxy statement, shareholder proposals, including director nominee proposals, must comply with the conditions set forth in Section
1.13 of the Company's By-laws and to be considered timely, notice of a proposal must be received by the Company between February 15, 2001 and March 16, 2001.

                                             By Order of the Board of Directors,

                                                          /s/ Thomas M. Acey
                                                          ------------------
                                                          Thomas M. Acey
                                                          Secretary

April 14, 2000

                               CONMED CORPORATION

                     310 Broad Street--Utica, New York 13501

                  Annual Meeting of Shareholders--May 16, 2000

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Eugene R. Corasanti and Robert E. Remmell, and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of CONMED Corporation (the "Company") held of record by the undersigned on March 29, 2000, at the Annual Meeting of Shareholders to be held May 16, 2000, and at any adjournment thereof.

(1)   Election of Directors

          FOR all nominees listed below            WITHHOLD AUTHORITY to vote
          (except as indicated otherwise below     for all nominees listed below

NOMINEES:         Eugene R.  Corasanti,  Robert E.  Remmell,  Bruce F.  Daniels,
                  William  D.  Matthews,   Stuart  J.  Schwartz  and  Joseph  J.
                  Corasanti.

INSTRUCTIONS:     To  withhold  authority  to vote for any  individual  nominee, write  that  nominee's  name  on  the  space  provided  below.
 -------------------------------------------------------------------------------

(2) Appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for 2000.

           [  ]  FOR              [  ]  AGAINST              [  ]  ABSTAIN

(3) In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

      All as more particularly described in the Company's Proxy Statement, dated April 16, 2000 (the "Company's Proxy Statement"), relating to such meeting, receipt of which is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED "FOR" ALL PORTIONS OF ITEMS (1) AND (2). THIS PROXY WILL BE VOTED IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

      The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

                                        -----------------------------------

                                        -----------------------------------

                                        Dated:_________________________ , 2000


                                        Please  date  this  Proxy  Card and sign
                                        your name exactly as it appears  hereon.
                                        Where there is more than one owner, each
                                        should   sign.   When   signing   as  an
                                        attorney,    administrator,    executor,
                                        guardian,  or  trustee,  please add your
                                        title  as  such.   If   executed   by  a
                                        corporation,  this Proxy Card  should be
                                        signed by a duly authorized  officer. If
                                        executed by a  partnership,  please sign
                                        in   partnership   name  by   authorized
                                        persons.

Please promptly mark, date, sign and mail this Proxy Card in the enclosed envelope. No postage is required.